UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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AEROJET ROCKETDYNE HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

STEEL PARTNERS HOLDINGS L.P.

SPH GROUP HOLDINGS LLC

SPH GROUP LLC

STEEL PARTNERS HOLDINGS GP INC.

WEBFINANCIAL HOLDING CORPORATION

STEEL EXCEL, INC.

STEEL PARTNERS LTD.

WARREN G. LICHTENSTEIN

JAMES R. HENDERSON

TINA W. JONAS

JOANNE M. MAGUIRE

AUDREY A. MCNIFF

AIMEE J. NELSON

MARK A. TUCKER

MARTIN TURCHIN

VICE ADMIRAL MATHIAS W. WINTER, USN (RET.)

HEIDI R. WOOD

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Warren G. Lichtenstein, Executive Chairman of Aerojet Rocketdyne Holdings, Inc., issued the following press release:

Aerojet Rocketdyne Executive Chairman Warren Lichtenstein Highlights 10 Irrefutable Facts Ahead of Special Meeting

Contends Recent Report from ISS is Devoid of Substantive Analysis of the Respective Slates’ Business Assessments, Nominees, CEO Candidates and Strategic Plans

Notes ISS Clearly Lacks Understanding of the Sector and Ability to Analyze Aerojet Rocketdyne’s Business

Shares Telling Side-by-Side Comparison of the Lichtenstein Value Proposition vs. the Drake Value Proposition

Urges Shareholders to Vote on the GREEN Proxy Card to Elect Chairman’s Refreshed Slate of Eight Highly Qualified Nominees, Which Has the Right CEO and a Superior Plan for Value Creation

NEW YORK--(BUSINESS WIRE)--Aerojet Rocketdyne Holdings, Inc. (NYSE: AJRD) (“Aerojet Rocketdyne” or the “Company”) Executive Chairman Warren Lichtenstein, who collectively with his affiliates and the participants in his solicitation owns approximately 5.6% of the Company's outstanding shares, issued the below statement in connection with the recent report from Institutional Shareholder Services, Inc. (“ISS”) and his campaign to elect a recently refreshed slate of highly qualified candidates to the Company’s Board of Directors (the “Board”) at the special meeting of shareholders (the “Special Meeting”) set for June 30, 2022:

“It is unfortunate that ISS issued a report that lacks any substantive analysis of the respective slates’ business assessments, credentials, CEO candidates and strategic plans. ISS clearly lacks the ability to evaluate the business aspects of companies in Aerojet Rocketdyne’s sector. Clients who have capital at risk and were looking for informed voting perspectives deserved better than an unjustifiably one-sided report that reads like a highly personalized newspaper editorial. We take solace in the fact that Aerojet Rocketdyne has a shareholder base that is primarily comprised of thoughtful institutional funds that make independent voting decisions – rather than outsourcing voting completely to ISS.

My fellow nominees and I urge all Aerojet Rocketdyne shareholders to start focusing on the 10 facts that appear to be falling through the cracks amidst all the noise of this contest. A review of these irrefutable facts should validate that our slate has the credibility, CEO candidate and value creation strategy to earn support at the Special Meeting. In contrast, Eileen Drake has not issued a detailed plan and refuses to align with half the Board on pre-releasing results ahead of the Special Meeting, so shareholders can know if the Company’s financial and operating performance is still deteriorating as it did in fiscal year 2021. I believe the second quarter’s revenues, earnings and cash flows are trending negative due to continued delivery and production delays linked to employee attrition and operational lapses. The obvious conclusion is that we need to go back to the basics and start blocking and tackling the operational issues facing the Company. Our CEO candidate, Mark Tucker, is perfectly suited to do this. Ms. Drake is not. Additionally, Ms. Drake’s reluctance to provide transparency ahead of a critical vote – and after being found to have acted unlawfully and misleadingly by the Delaware court – should be a flashing red light for shareholders considering handing the Company over to her.”

THE 10 CRITICAL FACTS FOR SHAREHOLDERS

1.	FACT: After the Lockheed Martin Corporation deal was announced in December 2020, Ms. Drake and her boardroom allies downplayed public regulatory headwinds and ignored documented requests for comprehensive contingency planning. Ms. Drake did not provide the Board with a formal contingency plan until December 2021. That left the Company ill-prepared when the deal was challenged by the Federal Trade Commission in January 2022 and terminated the following month.
2.	FACT: During fiscal year 2021, the Company’s key customers expressed frustration with management’s inability to meet production timelines and provide on-time delivery. Over the past 18 months, the concerns of customers such as Boeing and Raytheon have spilled into the public domain. This is a major threat to shareholder value given that Aerojet Rocketdyne generates 90% of its revenue from a half-dozen customers.
3.	FACT: Starting in the spring of 2021, Mr. Lichtenstein was sidelined because Ms. Drake initiated an internal investigation (which ultimately found no breach of fiduciary duty or violation of law) into his transaction-related conduct. Mr. Lichtenstein was prevented from accessing normal-course information and troubleshooting issues that were eroding the Company’s financial and operational foundation. The reality is Mr. Lichtenstein was investigated for engaging in normal-course contingency planning that Ms. Drake refused to take on herself because of her focus on obtaining a more than $25 million change-in-control payment.
4.	FACT: During fiscal year 2021, the Company burned through cash at an alarming rate. Although Aerojet Rocketdyne reported $162 million in free cash flow in 2021, $100 million of that was from a one-time CARES Act payment. In reality, the Company only generated $62 million in free cash flow for the year – a startling 79.9% decline. These negative trends continue to this day – essentially halfway through 2022.
5.	FACT: During fiscal year 2021, several of the Company’s programs in its Defense and Space units have gone from “in the black” to deeply “in the red.” Underperforming business units have been the root of negative cash flow and unhappy customers. We fear this underperformance is only spreading under Ms. Drake while the Board is gridlocked and she has no real oversight. Again, these disturbing trends continue to the present.
6.	FACT: The Drake slate has not been honest with shareholders about the financial and operational deterioration that has set in at Aerojet Rocketdyne. Throughout their campaign, Ms. Drake and her allies have not acknowledged – in any public communication – the substantive business issues that are threatening shareholder value. Allowing Ms. Drake to operate under the “oversight” of her own hand-picked Board will not remedy this situation.
7.	FACT: The Drake slate has not provided shareholders with a detailed plan for fixing the business and producing long-term value. In their recent investor presentation, Ms. Drake and her allies devoted a single slide to a forward-looking plan. In contrast, our slate has released a comprehensive strategy for repairing issues and delivering at least $65 per share in value within three years.
8.	FACT: The Delaware Court of Chancery recently found that Ms. Drake acted unlawfully by misusing the Company’s resources to support her takeover efforts – in violation of a temporary restraining order. We cannot find any other example of a current CEO who has been rebuked in such a manner by the preeminent business court in the country. Indeed, Ms. Drake’s conduct and the corresponding ruling demonstrate she lacks the credibility to continue running Aerojet Rocketdyne.

9.	FACT: Ms. Drake and her boardroom allies have to date not committed to pre-release financial results for the first five months of the year ahead of the Special Meeting. The Chairman’s slate believes the Company’s shareholders deserve to know whether management’s targets for revenue, earnings, cash flow and other key metrics are being achieved. In our view, transparency around these metrics is especially important following the deterioration of the business in fiscal year 2021 and continued decline in 2022.
10.	FACT: If Ms. Drake is allowed to prevail at the Special Meeting, she will have self-selected the Board that is supposed to objectively oversee her compensation, performance and strategic decisions. We cannot think of a worse foundation for good governance than allowing Ms. Drake – who has violated a court order and misused corporate resources – to pick her overseers. Conversely, our slate has committed to admittedly long overdue governance enhancements that include eliminating the Executive Chairman role, appointing a Lead Independent Director and overhauling committee charters.

THE DISTINCT VALUE PROPOSITIONS

The Key Questions	Drake	Lichtenstein
Top shareholder?	No	Yes
Trustworthy with shareholders’ resources?	No	Yes
Has made open market purchases?	No	Yes
Called for robust contingency plan throughout 2021?	No	Yes
Has large change-in-control payment?	Yes	No
Has compensation aligned with shareholder value?	No	Yes
Has shared a detailed strategy?	No	Yes
Has shared a detailed business assessment?	No	Yes
Has a slate primarily comprised of new candidates?	No	Yes
Has experience completing large transactions?	No	Yes
Was recently willing to take a large payment to leave?	Yes	No

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Mr. Lichtenstein and new CEO candidate Mark Tucker have issued a detailed presentation that diagnoses Aerojet Rocketdyne’s vulnerabilities and outlines a fix-and-repair plan that targets at least $65 per share within three years: https://saveaerojet.com/wp-content/uploads/2022/06/Investor-Presentation.pdf.

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Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect Steel Partners Holdings L.P.’s (“SPLP”) current expectations and projections about its future results, performance, prospects and opportunities. SPLP identifies these forward-looking statements by using words such as "may," "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate," "will" and similar expressions. These forward-looking statements are based on information currently available to SPLP and are subject to risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, the adverse effects of the COVID-19 pandemic to SPLP’s business, results of operations, financial condition and cash flows; material weaknesses in SPLP’s internal control over financial reporting; fluctuations in crude oil and other commodity prices; substantial cash funding requirements that may be required in the future as a result of certain of SPLP’s subsidiaries’ sponsorship of defined benefit pension plans; significant costs, including remediation costs, as a result of complying with environmental laws or failing to comply with other extensive regulations, including banking regulations; the impact of climate change legislation or regulations restricting emissions of greenhouse gases on costs and demand for SPLP’s services; impacts to SPLP’s liquidity or financial condition as a result of legislative and regulatory actions; SPLP’s ability to maintain sufficient cash flows from operations or through financings to meet its obligations under its senior credit facility; risks associated with SPLP’s business strategy of acquisitions; losses sustained in SPLP’s investment portfolio; the impact of interest rates on SPLP’s investments, such as increased interest rates or the use of a SOFR based interest rate in SPLP’s credit facilities; reliance on the intellectual property owned by others and SPLP’s ability to protect its own intellectual property and licenses; risks associated with conducting operations outside of the United States, including changes in trade policies and the costs or limitations of acquiring materials and products used in SPLP’s operations; risks of litigation; impacts to SPLP’s WebBank business as a result of the highly regulated environment in which it operates, as well as the risk of litigation regarding the processing of PPP loans and the risk that the SBA may not fund some or all PPP loan guaranties; potentially disruptive impacts from economic downturns in various sectors; loss of customers by SPLP’s subsidiaries as a result of not maintaining long-term contracts with customers; risks related to SPLP’s key members of management and the senior leadership team; SPLP’s agreement to indemnify its manager pursuant to its management agreement, which may incentivize the manager to take unnecessary risks; risks related to SPLP’s common and preferred units, including potential price reductions for current unitholders if additional common or preferred units are issued, as well as the lack of an active market for SPLP’s units as a result of transfer restrictions contained in SPLP’s partnership agreement; the ability of SPLP’s subsidiaries to fully use their tax benefits; impacts as a result of changes in tax rates, laws or regulations, including U.S. government tax reform; labor disruptions as a result of vaccine mandated by the United States federal government. These statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of SPLP's filings with the SEC, including SPLP's Form 10-K for the year ended December 31, 2021, for information regarding risk factors that could affect SPLP's results. Any forward-looking statement made in this press release speaks only as of the date hereof. Except as otherwise required by law, SPLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason.

Contacts

Longacre Square Partners
Greg Marose / Joe Germani
gmarose@longacresquare.com / jgermani@longacresquare.com

Okapi Partners
Mark Harnett, 646-556-9350 / Christian Jacques
mharnett@okapipartners.com / cjacques@okapipartners.com